Exhibit 99.1

Red Cat Holdings, Inc.
December 31st, 2024, Eight Month Stub Period Financial Results and Corporate Update Conference Call
Monday, March 31, 2025, 4:30 PM Eastern

CORPORATE PARTICIPANTS Jeff Thompson - Chief Executive Officer, Interim Chief Financial Officer

PRESENTATION

Operator

Ladies and gentlemen, thank you for standing by. Good afternoon, and welcome to the Red Cat Holdings December 31st, 2024, Eight Month Stub Period Financial Results and Corporate Update Conference Call.

At this time, all participants are in a listen-only mode. Should you need assistance, please signal a conference specialist by pressing "*" key followed by "0." After today's presentation, there will an opportunity to ask questions. To ask a question, you may press "*" then "1" on your telephone keypad. To withdraw your question, please press "*" then "2."

Participants of this call are advised that the audio of this conference call is being broadcast live over the internet and is also being recorded for playback purposes. A webcast replay of the call will be available approximately one hour after the end of the call through April 30th, 2025.

Joining us today from Red Cat Holdings is Jeff Thompson, Chief Executive Officer and Interim Chief Financial Officer.

During this call, management will be making forward-looking statements, including statements that address Red Cat's expectations for further performance or operational results. Forward-looking statements involve risks and other factors that may cause actual results to differ materially from those statements.

For more information about these risks, please refer to the risk factors described in Red Cat's most recently filed periodic reports on Form 10-K and in Red Cat's press release that accompanies this call, particularly the cautionary statements in it. The content of this call contains time-sensitive information that is accurate only as of today, March 31st, 2025. Except as required by law, Red Cat disclaims any obligation to publicly update or revise any information to reflect events or circumstances that occur after this call.

It is now my pleasure to turn the call over to Jeff Thompson, Chief Executive Officer. Jeff, please go ahead.

Jeff Thompson

Great. Thanks. And thanks, everybody, for joining the call tonight. This call is going to be brief as we just hosted an Investor Day late last month and plan on having another Investor Day Town Hall in a couple of weeks. The Town Hall Investor Day will cover defense contracts, office of strategic capital funding, continuing resolution updates, new partnerships, regulatory opportunities, and we will have the entire management team available.

Some housekeeping for this call and the reason for its brevity. We hired Chris Ericson as our CFO a couple of weeks ago. The SEC requires the CFO to sign the 10-K, no exceptions. This document would have taken weeks to review and did not even ask Chris to sign it. If Chris did sign that…would sign that, it would have been a big threat flag anyway. I do want to give a shout out to Sam Pelletier, our VP of Finance and his team did a great job on the 10-K. This CFO limit prompted to have another investor update later this month, one that he can participate in.

Some quick updates before we open it up for questions. So let's jump on to our Long Beach factory. Long Beach is up and running and shipped its first drones in March. We expect FlightWave to be shipping drones every month from now on as they expand and scale the Long Beach facility and as we clean up backlog. We'll give more details on the Investor Day Town Hall.

Some updates on the Black Widow. Visual navigation is almost complete on the Black Widow. This is a vital feature that gives the Black Widow a unique competitive advantage. This software, as we mentioned previously, will expand our margins. The flight data and test looks incredible. We also look forward to upgrading the Edge 130 soon to be on the TRICON with visual navigation. I told you folks I'd be brief.

And with that, we're going to turn it right over to questions.

QUESTION AND ANSWER

Operator

We will now begin the question and answer session. If you wish to ask a question on today's call, you will need to press "*" then the number "1" on your telephone. If your question has been answered and you wish to withdraw your request, you may do so by pressing "*" then "2." If you are using the speakerphone, please pick up your handset before entering your request and speaking on the call. One moment please for the first question.

Our first question comes from Glenn Mattson with Ladenburg Thalmann. Please go ahead.

Glenn Mattson

Yes, hi, Jeff, thanks for taking the question. So yes, I get that this is a quick update just on the kind of stub period. So kind of more curious about looking ahead, can you give us some sense as to a little bit more on the timing perhaps on signing of the SRR deal, and then the scope of LRIP kind of as you're seeing it…as they're talking about it, just the most recent update on that would be great?

Jeff Thompson

I figured everybody was going to keep going there, even though we're having a call in a couple of weeks. But anyway, thanks for the question, Glenn. And I've talked to you quite a bit over the last few weeks and a lot of other investors with you. So yes, so some activity is moving along. I'll just...on a high level, I'll say we're pretty excited that the LRIP is going to be significantly higher than the nasty report that came out in January, which will be...that will be fun to report once we officially sign. And we did...I'm pretty sure that we got the...yesterday the day before, we got the features contract signed. So we mentioned that there was going to be three contracts this year.

First would be features, some additional features for the Black Widow for the SRR program. Then we signed LRIP, which we hope it's very soon, and we'll let you know as soon as we do, probably during the Town Hall. And then we have mass-production later this year. So again, nothing has changed except we knocked one of those off the list and that we're pretty excited about where LRIP will probably land.

Glenn Mattson

Great. That's helpful. Just as a quick follow-up on the international front. Can you just talk about opportunities you're seeing with either NATO allies or in the Pacific, just a general update based on...versus where you might have thought about it a month ago or so when you did the Investor Day?

Jeff Thompson

Yes. Actually, I'm getting that question quite a bit now, mostly because of the tip between President Trump and Zelensky. Everyone thought that everyone's kind of going to turn into anti-US, based drones. Just to be very blunt and frank here, there are almost no drones in the category of the Black Widow just because DJI unless you do Chinese drones, which NATO won't use, there's almost no companies in that category, in the Black Widow category because DJI put them all out of business over the years. And specifically, there's nothing that's as robust as the Black Widow…not only robust, with the modular design. It's a very rugged drone, unlike a Chinese drone that feels like a toy. It's it has EW capabilities and now has visual navigation.

So, a couple of things. One is, we're continuing on the previous tenders and RFPs that everyone's getting frustrated that we have not updated on yet, but those are continuing. But there was a consortium put together of all of the Europeans. It wasn't massive, but it was a few billion dollars to push Ukraine in. And we were not excluded from some of these people looking to put together some tenders for that. So, Europe is not ignoring US manufacturers because of the tip between the Ukraine and the United States. So, all those things are still ongoing, and some of them are actually more enhanced now.

Glenn Mattson

Okay. Great. Good luck on that, and I'll, jump back in the queue. Thanks.

Operator

Our next question comes from Mike Latimore with Northland Capital Markets. Please go ahead.

Mike Latimore

Alright. Yes, thanks very much. Great to hear about the feature contracts here. And then you mentioned the VNav software, in the prepared remarks. I guess, how should we think about that relative to your guidance? Would that...would cross sales? Would that be incremental to guidance or how do we think about that in terms of the financial impact?

Jeff Thompson

Yes, great question. Yes. So, we have not added that to any of our guidance yet. It's a…I don't want to say it's expensive that's the wrong word, but it's such a required piece of software on every drone from now on. And it's from one of the best software companies in the world. We think that we'll be able to get full price, although we haven't announced the pricing that we're working on with Palantir I got to see the first video the other day, it's just incredible, and to have this capability. It is one of the biggest problems that the army is having actually every branch is happening because GPS just do not work, putting any modules on a drone like the Black Widow would reduce flight time. There's a lot of quick fix hardware; platforms that just really don't work for drones our size. And frankly, nobody has basically real-time map updates like Palantir can provide. So, we're partnered with Palantir on this digital navigation. We couldn't have a better partner, because they're going to dominate digital navigation. But yes, it's not included in any of our guidance yet so far. Once we get a quarter under our belt selling the software feature, we will probably update the sheet after we have a full quarter of selling this product.

Mike Latimore

And then how about just in terms of your company moving to Palantir's operating system, maybe a quick update on the status of that and when do you think that might be complete?

Jeff Thompson

Yes, we're just implementing it now. It was…I actually was able to be a keynote, week before last out in Palo Alto. Got to meet with a lot of other companies that are using it, like Palantir, like Anduril, Saronic and companies like that. And they think it's going to improve their margins, that's how well the system can work. So, we're just in the very first few weeks of the installation. The good news is they're much quicker than if you've ever been through an SAP install, it's a much different game already. So, we're glad that we're getting it done right now before we're in mass production. But we believe it's going to give us, so many efficiencies get rid of a lot of redundancy across all of the factories. And as other companies have stated they think it's going to improve their margins dramatically.

Mike Latimore

Yes, make sense. Just last thing for me, and this may be more of a Town Hall question. But at your Analyst Day, you talked about the prospect's…potential of additional SRR funds this year not next year, but this year. Again, any additional, context for you into that?

Jeff Thompson

Yes, it was a little scary, if they didn't send that extension in then all kind of, as they say on the Hill apps we are going to be basically deleted, but they did continue it. So, as Brendan mentioned on our last Investor Day last month, we requested another additional $100 million to, what we wanted for 2025, which ends in September. We're feeling pretty good about what LRIP is going to be for…through September. I think we'll be very…we're very comfortable with our 25 to 65 guidance already and that's not even, we also get one full quarter of 2026 with the SRR contract.

So, we asked for additional $100 million frankly just because this is…this administration every single person that's talking to them is talking about that drones are the future for warfare that you're only going to have drones on the fronts, whether it's generals that are speaking at West Point, whether it's Elon Musk, whether it's some of the most influential people at the administration, they are all moving away from exquisite, expensive systems into drones like ours. And having a program of record, as this is happening with this new administration doesn't hurt. So, we asked for an additional $100 million for 2025. We're prepared to deliver that if they're able to get that, maybe it ends up being 50, 25, 75, we don't know or it could be nothing. We're not depending on it whatsoever. But as I mentioned, we're very, pleased with where we are probably with LRIP, with the last few meetings that we've had on it.

Mike Latimore

Alright, great. Thanks very much.

Operator

This concludes our question and answer session. I would like to turn the conference back over to Jeff Thompson for any closing remarks.

CONCLUSION

Jeff Thompson

Well, thanks, everybody, for joining. I apologize for the brief call, but we'll give a detailed update later this month with the entire management team. We believe this will be much more beneficial for investors in reviewing a stub period covering two months from last year. Thanks again, everyone, and look forward to talking to you in a couple of weeks.

Operator

The conference has now concluded. Thank you for attending today's presentation. You may now disconnect.